Exhibit 10.1

May 7, 2018

Andrew Vollero

Via Email

Re:	Transition Agreement

Drew,

This letter outlines the terms of your departure from Snap Inc. (“Snap”). Snap appreciates how you built our finance department from the ground up, prepared us for our IPO last year, and helped us build a cost structure that will enable us to scale our business into the future.

1.	Your last day as Snap’s Chief Financial Officer will be May 15, 2018.

2.	Following your execution of our standard separation agreement, including a release, and expiration of any required rescission period, Snap will pay you an amount equal to one year of your base salary and an amount equal to one year of COBRA premiums in one lump sum, and will accelerate the vesting of your remaining unvested restricted stock units, in each case subject to applicable payroll deduction and withholdings.

3.	From May 16, 2018 to August 15, 2018, you will serve as a non-employee advisor to Snap to assist with transition matters. While providing these transition services, you will be paid the same rate as your base salary rate that you received as Chief Financial Officer at the time of your departure. You will not be a Snap employee during this transition period, and will therefore not be eligible for any employee benefits, nor will Snap make deductions from any amounts payable to you for taxes; any taxes shall be solely your responsibility.

4.	You confirm that this transition is not related to any disagreement with Snap on any matter relating to Snap’s accounting, strategy, management, operations, policies, or practices (financial or otherwise).

To qualify for the payments, benefits, and RSU accelerations listed in this letter, you must (a) sign and not subsequently revoke Snap’s standard separation agreement, including a full release of claims, and (b) perform your duties in good faith and in compliance with Snap policy until your last day of employment.

If this Agreement is acceptable to you, please sign below and return the original to Snap.

Sincerely,

/s/ Mike O’Sullivan
Mike O’Sullivan, General Counsel

Accepted and agreed:

/s/ Andrew Vollero
Andrew Vollero

May 7, 2018
Date